Exhibit 99.1

For Immediate Release

Hasbro Elects Michael Burns to Board of Directors

Pawtucket, R.I., December 11, 2014 -- Hasbro, Inc. (NASDAQ: HAS), a global branded play leader, today announced the election of Michael Burns as an independent director to its Board of Directors.  Burns is currently Vice Chairman of Lionsgate (NYSE: LGF), a premier next generation global content leader.  His appointment is effective immediately.

"Michael's financial acumen and extensive operational experience in developing and distributing award-winning original content make him an excellent addition to Hasbro's Board of Directors," said Hasbro Chairman Alfred J. Verrecchia. "We welcome him to the Board and look forward to working with him as we execute our content-led branded play strategy and explore new opportunities to deliver content directly to consumers."

"The media expertise that Michael brings to Hasbro and our Board is invaluable and we believe that he will make a tremendous addition to our already strong Board of Directors," said Brian Goldner, Hasbro President and Chief Executive Officer.

Since joining Lionsgate in 2000, Mr. Burns has been instrumental in building the company into a multibillion dollar global content leader with a major presence in motion picture production and distribution, television programming and syndication, home entertainment, channel platforms and digital distribution.  During Mr. Burns' tenure, Lionsgate has evolved from a small independent studio into a diversified global corporation with a market capitalization of nearly $5 billion.  Additionally, Mr. Burns has played a key role in the acquisition, production, and distribution of some of Lionsgate's most successful films.

Prior to joining Lionsgate, Mr. Burns served for nine years as managing director and head of Prudential Securities' Los Angeles investment banking office and specialized in raising equity within the media and entertainment industry.  Before joining Prudential, he spent nine years at Shearson/American Express (now Morgan Stanley) in New York and Los Angeles.

Mr. Burns graduated with a B.S. from Arizona State University and received his M.B.A. from the John E. Anderson Graduate School of Management at the University of California at Los Angeles where he serves on the distinguished Board of Visitors.

Mr. Burns also has been a member of the Board of Directors of Lionsgate since 1999.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere.  The Company's Hasbro Studios is responsible for entertainment brand-driven storytelling around Hasbro brands across television, film, commercial productions and short-form.  Through the company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com and follow us on Twitter @Hasbro.

© 2014 Hasbro, Inc. All Rights Reserved.

HAS-PR

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

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